Exhibit 99.1

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In Millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities:
Net income (loss)	$0.2	$2.2	$(0.3)	$1.3
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss from discontinued operations	—	0.1	—	0.1
Depreciation and amortization	1.3	1.2	2.6	2.3
Non-cash interest expense	—	0.1	0.1	0.2
Stock-based compensation	0.6	0.6	1.2	1.1
Deferred income taxes	0.2	1.2	(0.9)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable	(17.7)	(12.7)	(51.7)	(41.8)
Inventories, net	(8.0)	(8.7)	(35.5)	(15.9)
Trade accounts payable	(12.1)	(4.6)	17.4	16.4
Other	5.7	—	(2.5)	(4.3)
Cash used in continuing operating activities	(29.8)	(20.6)	(69.6)	(40.7)
Cash used in discontinued operating activities	(0.3)	(1.4)	(0.6)	(1.7)
Total cash used in operating activities	(30.1)	(22.0)	(70.2)	(42.4)
Cash Flows From Investing Activities:
Capital expenditures	(2.3)	(1.8)	(3.9)	(3.5)
Total cash used in investing activities	(2.3)	(1.8)	(3.9)	(3.5)
Cash Flows From Financing Activities:
Borrowings of debt, net	32.7	23.9	75.8	47.5
Repurchase of shares to satisfy employee tax withholdings	—	(0.2)	(0.4)	(0.9)
Total cash provided by financing activities	32.7	23.7	75.4	46.6
Net increase (decrease) in cash and equivalents	0.3	(0.1)	1.3	0.7
Cash and equivalents, beginning of period	1.3	1.1	0.3	0.3
Cash and equivalents, end of period	$1.6	$1.0	$1.6	$1.0

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1.6	$0.6	$2.6	$1.1
Income taxes paid	0.1	0.4	0.1	0.4
Non-cash financing activities:
Assets acquired with debt obligations	—	1.1	0.6	1.4